Exhibit 99.1

Seelos Therapeutics Reports Q1 2019 Pipeline Update

- First patient with Sanfilippo Syndrome expected to be dosed with Trehalose in an FDA/EMA open-label phase IIb/III trial in Q3 2019 -

- Continuing progress to initiate phase I study with intranasal racemic ketamine in Suicidality-PTSD in Q3 2019 -

- Proof of concept for Target Engagement for peptide-based approach targeting the NACore in Parkinson's Disease has begun in Q2 2019 -

- Seelos to Webcast Presentation at the Jefferies 2019 Healthcare Conference

NEW YORK, May 21, 2019 (GLOBE NEWSWIRE) -- Seelos Therapeutics, Inc. (NASDAQ: SEEL), a clinical-stage biopharmaceutical company, provided an update on its pipeline.

"We have made tremendous progress in our acquired programs as we are finalizing the phase 2b/3 design for Sanfilippo under a Seelos IND for SLS-005 and have initiated the in-vivo studies for SLS-007," said Raj Mehra, Ph.D., CEO of Seelos Therapeutics. "Additionally, due to the complex nature of the merger accounting, our first quarter financial report is taking longer than we anticipated but we wanted to update the street on our clinical and pre-clinical progress in the first quarter."

First Quarter Corporate Highlights

  On January 24th, Seelos Therapeutics completed its merger with Apricus and began trading under the symbol "SEEL" on the NASDAQ. Seelos completed a capital raise in conjunction with the merger. Proceeds received at the closing were approximately $18 million, prior to payment of transaction costs.

  In February, Seelos acquired the worldwide development and commercial rights to Bioblast's proprietary Trehalose 90 mg/mL IV solution and all inventory of the drug. Seelos has named this program SLS-005.

  In addition, in February, Seelos assumed a collaborative agreement with Team Sanfilippo Foundation (TSF) as part of the aforementioned acquisition.

  In March, Seelos acquired a license to technology developed at UCLA that relates to a family of rationally-designed peptide inhibitors that target the aggregation of alpha-synuclein (α-synuclein). Seelos has named this program SLS-007.

Update on Pipeline Development

Seelos will webcast its presentation at the Jefferies 2019 Healthcare Conference at 8am (ET) on Friday, June 7th. Investors can access this presentation using this link:
http://wsw.com/webcast/jeff118/seel/

  SLS-002 (intranasal racemic ketamine)

    In line with our investigational new drug (IND) program, preparations are underway to initiate our phase I in Q3 2019 to further evaluate the pharmacokinetics (PK), pharmacodynamics (PD), and drug-drug interactions (DDI) of SLS-002 in patients with post-traumatic stress disorder (PTSD) at imminent suicide risk (suicidality).

  SLS-005 (Trehalose)

    Seelos is finalizing the protocol for an FDA/EMA open-label phase IIb/III trial in Sanfilippo syndrome type A and B patients.

    Based on an overwhelming response from the Sanfilippo community worldwide, TSF, in collaboration with Seelos Therapeutics, has decided to expand inclusion of Sanfilippo type C and D patients as well as type A and B patients who do not meet the trial entry criteria into a separate expanded patient access study.

  SLS-007 (Peptidic inhibitors)

    Seelos has initiated this peptide-based approach targeting the NACore (nonamyloid component core) in Parkinson's Disease (PD) in a proof of concept, in-vivo delivery of SLS-007 in a PD transgenic mice model in Q2 2019.

Forward-Looking Statements

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, among others, those regarding our expectations regarding the expected timing for dosing the first patient with Sanfilippo Syndrome with Trehalose, expectations regarding the initiation of a phase I study with intranasal racemic ketamine in Suicidality-PTSD and expectations regarding proof of concept for target engagement for peptide-based approach targeting the NACore in Parkinson's Disease. These statements are based on the company's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks associated to Seelos' business include, but are not limited to, the risk of not successfully executing its preclinical and clinical studies and not gaining marketing approvals for our product candidates, the risks associated with the implementation of a new business strategy, the risks related to raising capital to fund our development plans and ongoing operations, as well as other factors expressed in Seelos' periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact Information:

Anthony Marciano
Head of Corporate Communications
Seelos Therapeutics, Inc. (NASDAQ: SEEL)
300 Park Ave., 14th Fl
New York, NY 10022
(646) 293-2136
anthony.marciano@seelostx.com
 www.seelostherapeutics.com
https://twitter.com/seelostx
https://www.linkedin.com/company/seelos